Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of August 12, 2015, between Health Net, Inc., a Delaware corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of May 18, 2007, providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”) up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of this Indenture;

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee two officer’s certificates, dated May 18, 2007 and May 31, 2007, (each an “Officer’s Certificate,” and collectively, the “Officer’s Certificates”) establishing the terms and form of the Issuer’s $400,000,000 aggregate principal amount of its 6.375% Senior Notes due 2017 (the “Notes”);

WHEREAS, on July 2, 2015, the Issuer, Centene Corporation, a Delaware corporation (“Centene”), Chopin Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”) and Chopin Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”) entered into the merger agreement (the “Merger Agreement”), which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub I will merge with and into the Issuer, with the Issuer continuing as the surviving entity and a direct wholly owned subsidiary of Centene (the “Merger”);

WHEREAS, on August 3, 2015, the Issuer issued a consent solicitation statement (the “Consent Solicitation Statement”) pursuant to which the Issuer solicited consents (the “Consent Solicitation”) from holders of a majority in aggregate principal amount of the outstanding Notes (the “Required Consents”) to certain proposed amendments of certain provisions of the Indenture (the “Proposed Amendments”);

WHEREAS, at or prior to 10:00 a.m., New York City time, on August 12, 2015, the Company received the Required Consents pursuant to the Consent Solicitation;

WHEREAS, the Indenture provides pursuant to Section 8.2 that under certain circumstances, the Trustee shall join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Certain Amendments to the Notes. The Notes are hereby amended as follows:

(a) Modification of the Definition of “Change of Control”: The definition of “Change of Control” as set forth in the Notes is modified by appending the following language to the end of the definition:

Notwithstanding the foregoing, the consummation of the transactions contemplated by the Merger Agreement, including the acquisition by Centene Corporation, a Delaware corporation, or any of its affiliates of all right, title and interest in all of the issued and outstanding shares of the Issuer’s voting stock and any appointment or change in the Board of Directors upon or in connection with the consummation of the Merger Agreement, shall not constitute a Change of Control hereunder. Furthermore, and for the avoidance of doubt, if a Person is appointed to the Board of Directors in connection with the consummation of the transactions contemplated by the Merger Agreement, such Person shall constitute a Continuing Director hereunder.

(b) Addition of the Definition of “Merger Agreement”: The following definition of “Merger Agreement” is added to the Notes:

“Merger Agreement” means that Merger Agreement, dated as of July 2, 2015, among the Issuer, Centene Corporation, a Delaware corporation, Chopin Merger Sub I, Inc., a Delaware corporation and Chopin Merger Sub II, Inc., a Delaware corporation, as amended, modified or waived from time to time.

(3) Termination. This First Supplemental Indenture shall terminate and the rights of the holders of the Notes shall be reinstated as set forth in the Indenture immediately prior to the execution of this First Supplemental Indenture at the termination of the Merger Agreement. The Issuer will notify the Trustee promptly after the termination of the Merger Agreement.

(4) Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

EACH OF THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

(5) Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The recitals contained herein and in the notes shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of any of the Notes or of the proceeds thereof.

(8) Successors. All the covenants, stipulations, promises and agreements in this First Supplemental Indenture contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

(9) Miscellaneous. The amendments set forth in Section 2 hereof shall become operative in respect of all of the Notes on the date following the Expiration Date (as defined in the Consent Solicitation Statement) on which the Consent Consideration (as defined in the Consent Solicitation Statement) is paid by or on behalf of the Issuer. Notwithstanding anything to the contrary in this First Supplemental Indenture, all of the amendments set forth in Section 2 hereof will not become operative, and will cease to be effective, if the Consent Consideration is not paid.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

HEALTH NET, INC.

By:	/s/ Kathleen A. Waters
Name: Kathleen A. Waters
Title: Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Jonathan Glover
Name: Jonathan Glover
Title: Vice President

[Signature Page to First Supplemental Indenture]